INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in Registration Statements Nos. 33-16409, 33-38259 and 33-78614 of Shorewood Packaging Corporation each on Form S-8 and to the incorporation by reference in Registration Statement No. 333-3671 of Shorewood Packaging Corporation on Form S-3 of our report dated March 12, 1998 on the combined financial statements of Queens Group, Inc. and Affiliates as of December 28, 1997 and December 29, 1996 and for the years then ended.


s/s Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

January 12, 1998